EXHIBIT 99

NEWS BULLETIN                                           Gilbert Associates, Inc.
From:                                                   PO Box 1498
FRB                                                     Reading, PA  19603
The Financial Relations Board, Inc.                     (NASDAQ/NMS: GILBA)
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For further information:

AT THE COMPANY            AT THE FINANCIAL RELATIONS BOARD
Paul H. Snyder            For General Info:   Paula Schwartz (212) 661-8030
VP & CFO                  For Analyst Info:   Jordan Darrow (212) 661-8030
(610) 856-5535            For Media Info:     Judith Sylk-Siegel (212) 661-8030


FOR IMMEDIATE RELEASE
October 30, 1996

               GILBERT ASSOCIATES ADOPTS SHAREHOLDERS RIGHTS PLAN

Reading, PA, October 30, 1996 -- Gilbert Associates, Inc. (Nasdaq/NMS: GILBA) announced that today it has adopted a Shareholder Rights Plan and has declared a distribution of (i) one Series A Right for each outstanding share of the Company's Class A Common Stock and for each share of Company's Class A Common Stock issued by the Company thereafter and prior to the subsequent distribution date of the Rights, and (ii) one Series B Right for each outstanding share of the Company's Class B Common Stock and for each share of Company's Class B Common Stock issued by the Company thereafter and prior to the subsequent distribution date of the Rights, to stockholders of record at the close of business on November 14, 1996. Prior to such subsequent distribution date, the Rights will trade with the Company's Class A and Class B Common Stock (the "Company Common Stock").

         The threshold for triggering subsequent distribution of the rights is 10 days following the acquisition by a non-exempt person as a result of which such person becomes the beneficial owner of either 20% or more of either the outstanding Class A Common Stock or the outstanding Class B Common Stock, or 15% or more of the outstanding shares of all classes of Company Common Stock in the aggregate, or 10 days following commencement of an offer to acquire any such Company Common Stock at or in excess of such percentages. Beneficial ownership for purposes of the Plan generally excludes shares acquired pursuant to Company stock-based plans for employees and directors.

         Each Series A Right or Series B Right (the "Rights") entitles the registered holder, subject to the terms of a Rights Agreement with Harris Trust and Savings Bank, the Rights Agent, to purchase from the Company one one-thousandth of a share of either Series A Junior


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Participating Preferred Stock or Series B Junior Participating Preferred Stock,
respectively, at a Purchase Price of $60.00 per Right, subject to adjustment.

         The Rights are not exercisable until the subsequent distribution date and will expire at the close of business on the tenth anniversary of the Rights Agreement unless earlier redeemed by the Company as described below.

         As soon as practicable after the Distribution Date, Rights Certificates will be mailed to holders of record of Company Common Stock as of the close of business on the Distribution Date and, thereafter, the separate Rights Certificates alone will represent the Rights.

         In the event that (i) the Company is the surviving corporation in a merger with an acquiring person and shares of Company Common Stock shall remain outstanding, (ii) a person becomes the beneficial owner of either 20% or more of either the outstanding Class A Common Stock or the outstanding Class B Common Stock, or 15% or more of the outstanding shares of all classes of Company Common Stock in the aggregate, (iii) an acquiring person engages in one or more "self-dealing" transactions as set forth in the Rights Agreement, or (iv) during such time as there is an acquiring person, an event occurs which results in such acquiring person's ownership interest being increased by more than 1% (e.g., by means of a reverse stock split or recapitalization), then, in each such case, each holder of a Right (other than those held by an acquiring person) will thereafter have the right to receive, upon exercise, Units of Preferred Stock (or, in certain circumstances, Company Common Stock, cash, property or other securities of the Company) having a current market value equal to two times the exercise price of the Right.

         In the event that (i) the Company is acquired in a merger or other business combination transaction and the Company is not the surviving corporation (other than a merger described in the preceding paragraph), (ii) any person consolidates or merges with the Company and all or part of the Company Common Stock is converted or exchanged for securities, cash or property of any other person or (iii) 50% or more of the Company's assets or earning power is sold or transferred, each holder of a Right (other than those held by an acquiring person) shall thereafter have the right to receive, upon exercise, common stock of the acquiring person having a value equal to two times the exercise price of the Right.

         A majority of the independent directors may redeem the Rights in whole, but not in part, at a price of $.01 per Right (subject to adjustment in certain events) (the "Redemption Price"), payable, at the election of such majority of the Independent Directors, in cash or shares of Company Common Stock. Immediately upon the action of a majority of the independent directors ordering the redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

         Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to stockholders or to the Company, stockholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for Units of Preferred Stock (or other consideration).


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



         Any of the provisions of the Rights Agreement may be amended without the approval of the holders of Company Common Stock at any time prior to the Distribution Date. After the Distribution Date, the provisions of the Rights Agreement may be amended in order to cure any ambiguity, defect or inconsistency, to make changes which do not adversely affect the interests of holders of Rights (excluding the interests of any acquiring person), or to shorten or lengthen any time period under the Rights Agreement; provided, however, that no amendment to adjust the time period governing redemption shall be made at such time as the Rights are not redeemable.

         Because of the nature of the Preferred Stock's dividend, liquidation and voting rights, the economic value of one Unit of Series A Preferred Stock or Series B Preferred Stock that may be acquired upon the exercise of each Right should approximate the economic value of one share of the Class A Common Stock or Class B Common Stock, respectively.

         Gilbert Associates, Inc. is a holding company whose subsidiaries operate in the high-growth telecommunications equipment and service markets.


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